Exhibit 8.1

Name of Subsidiary	Jurisdiction of Incorporation
Mining Investments Jersey Limited	Jersey, Channel Islands
Randgold Resources (UK) Limited	United Kingdom
Morila Limited	Jersey, Channel Islands
Société des Mines de Morila SA	Republic of Mali
Randgold Resources (Côte d’Ivoire) Limited	Jersey, Channel Islands
Randgold Resources (Côte d’Ivoire) SARL	Côte d’Ivoire
Randgold Resources (Mali) Limited	Jersey, Channel Islands
Randgold Resources Mali SARL	Republic of Mali
Randgold Resources (Senegal) Limited	Jersey, Channel Islands
Randgold Resources (Somilo) Limited	Jersey, Channel Islands
Société des Mines de Loulo SA	Republic of Mali
Randgold Resources Tanzania (T) Limited	Tanzania
Seven Bridges Trading 14 (Proprietary) Limited	Republic of South Africa
Randgold Resources (Burkina) Limited	Jersey, Channel Islands
Randgold Resources Burkina Faso SARL	Burkina Faso
Randgold Resources T1 Limited	Jersey, Channel Islands
Randgold Resources T2 Limited	Jersey, Channel Islands
Randgold Resources T3 Limited	Jersey, Channel Islands